EXHIBIT 1. LETTER DATED 2/17/99 FROM ARTHUR ANDERSEN LLP



February 17, 1999


Mr. R. C. Cunningham, II
Charlie O Business Park, Inc.
2680 West Interstate 40
Oklahoma City, Oklahoma 73108

Dear Mr. Cunningham:

This is to confirm that the client-auditor relationship between Sooner Holdings, Inc. and Arthur Andersen LLP has ceased.


Very truly yours,

/s/ Arthur Andersen LLP


Copy to: Chief Accountant
         Securities and Exchange Commission